Exhibit 11

                             BNP U.S. FUNDING L.L.C.
                       Computation of net income per share
                      (in thousands, except per share data)


                                                   Three-month period ended
                                                         March 31, 2000
                                                   ------------------------
Net Income                                                   $16,001
Less: Preferred Securities Dividend Requirement...            19,345
                                                            --------
Net Income (Loss) Applicable to Common Securities.          $ (3,344)
                                                               -=====
Securities:

Weighted Average Number of Common Securities
Outstanding.......................................            53,011
Net Income (Loss) per Common Security.............         $ (63.08)
                                                            ========